UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 14, 2014 (March 13, 2014)

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On December 6, 2012, Aetna Inc. (the “Company”, and together with its subsidiaries and affiliates, “Aetna”) entered into a settlement agreement to settle several purported class action cases that were consolidated in the U.S. District Court for the District of New Jersey (the “New Jersey District Court”) under the caption In re: Aetna UCR Litigation, MDL No. 2020. Under the terms of the proposed settlement agreement, Aetna would have been released from certain claims relating to its out-of-network reimbursement practices. The settlement agreement did not contain an admission of wrongdoing.

Under the settlement agreement, the Company would have paid up to $120 million to fund claims submitted by health plan members and health care providers who are members of the settlement classes. These payments also would have funded the legal fees of plaintiffs' counsel and the costs of administering the settlement.

The settlement agreement provided the Company the right to terminate the agreement under certain conditions related to settlement class members who opt out of the settlement. Based on a report provided to the parties by the settlement administrator, the conditions permitting Aetna to terminate the agreement are satisfied. On March 13, 2014, the Company notified the New Jersey District Court and plaintiffs’ counsel that the Company was terminating the settlement agreement. Various legal and factual developments since the date of the settlement agreement led the Company to believe terminating the settlement agreement was in its best interests. Aetna intends to vigorously defend itself against the claims brought by the plaintiffs.

The Company expects to release the remainder of the reserve established by the Company in connection with the settlement agreement, net of amounts due to the settlement administrator. The reserve release will be accretive to net income, but will be recorded as an "other item" and will not affect the Company's operating earnings.

CAUTIONARY STATEMENT -- Certain information in this Current Report on Form 8-K is forward-looking, including our projections as to the release of the remainder of the reserve established by the Company in connection with the settlement agreement. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to adverse legal developments in the matter or related matters or substantive changes in the applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: March 14, 2014	By:	/s/ William J. Casazza
Name: William J. Casazza
Title: Executive Vice President and General Counsel